Exhibit (a)(5)(C)

Supernus Pharmaceuticals Announces Expiration of Hart-Scott-Rodino

Waiting Period for Adamas Pharmaceuticals Tender Offer

ROCKVILLE, MD, November 23, 2021 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to Supernus’ proposed acquisition of Adamas Pharmaceuticals, Inc. (NASDAQ: ADMS) expired at 11:59 p.m. on November 22, 2021.

On October 21, 2021, Supernus and Adamas filed the Premerger Notification and Report Forms required under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice.

The expiration of the HSR Act waiting period satisfies one of the conditions to consummate the Offer (as defined below). The Offer continues to be subject to the remaining conditions set forth in the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below). The Offer and withdrawal rights will expire at one minute following 11:59 p.m., New York time, on November 23, 2021, unless the Offer is extended or earlier terminated.

The Offer and the Merger

The tender offer (Offer) for all outstanding shares of common stock of Adamas for (1) $8.10 per Share, in cash, less any applicable withholding taxes and without interest (Cash Amount), plus (2) two non-transferable and non-tradable contingent value rights per Share, each of which represents the contractual right to receive a contingent payments of $0.50 in cash, less any applicable withholding taxes and without interest (each, a CVR), which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable (collectively, the Cash Amount with the CVRs, the Offer Price), expires at one minute following 11:59 p.m., New York time, on November 23, 2021.

Upon the completion of the Offer, Supernus intends to complete the acquisition of Adamas through the merger of Reef with and into Adamas, without a vote of Adamas stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (DGCL), with Adamas surviving the merger as a wholly-owned subsidiary of Supernus. In connection with the merger, each Adamas share not previously purchased in the Offer (other than (i) Adamas shares held by Adamas (or held in Adamas’ treasury) immediately prior to the effective time of the merger, (ii) any Adamas shares held by Supernus or any direct or indirect wholly owned subsidiary of Supernus immediately prior to the effective time of the merger, or (iii) Adamas shares held by any stockholder who was entitled to demand and properly demanded appraisal of such shares pursuant to, and who complied in all respects with, Section 262 of the DGCL and who, as of the effective time of the merger, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such shares) will be converted into the right to receive the Offer Price, less any applicable withholding taxes and without interest. Adamas’s common stock will be delisted from the NASDAQ Stock Market.

Each CVR will represent a non-transferable and non-tradable contractual contingent right to receive a cash payment of $0.50, without interest and less any required withholding taxes, upon the achievement of the applicable milestone (each such amount, a Milestone Payment) in accordance with the terms of a Contingent Value Rights Agreement entered into among Supernus and American Stock Transfer & Trust Company, LLC, as rights agent, (CVR Agreement). One Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide net sales of GOCOVRI® in excess of $150,000,000 during any consecutive 12-month period ending on or before December 31, 2024 (Milestone 2024). Another Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide net sales of GOCOVRI in excess of $225,000,000 during any consecutive 12-month period ending on or before December 31, 2025 (Milestone 2025 and, together with Milestone 2024, the Milestones). Each Milestone may only be achieved once. The maximum amount payable with respect to the two CVRs issued in respect to each Share is $1.00 in the aggregate. There can be no assurance any payments will be made with respect to any CVR.

Advisors

Jefferies LLC is acting as the exclusive financial advisor to Supernus. Lazard is acting as the exclusive financial advisor to Adamas. Saul Ewing Arnstein & Lehr LLP is serving as legal counsel and Grant Thornton is providing due diligence services to Supernus, and Cooley LLP is serving as legal counsel to Adamas.

About Supernus

Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.

Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease, cervical dystonia and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in Parkinson’s disease, epilepsy, depression and rare CNS disorders.

For more information, visit www.supernus.com

Additional Information About the Tender Offer and Where to Find It

In connection with Supernus Pharmaceuticals, Inc.’s (Supernus) proposed acquisition of Adamas Pharmaceuticals, Inc. (Adamas), Supernus and Supernus Reef, Inc., a Delaware corporation and a direct wholly owned subsidiary of Supernus (Purchaser), commenced a tender offer for all of the outstanding shares of Adamas on October 25, 2021. This press release is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell Adamas securities, nor is it a substitute for the tender offer materials that Supernus and Purchaser filed with the Securities and Exchange Commission (SEC) upon commencement of the tender offer. On October 25, 2021, Supernus and Purchaser filed a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the SEC and thereafter, Adamas filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case, with respect to the tender offer. Investors and security holders are urged to read these materials (including such Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials have been filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by Supernus, Purchaser and Adamas with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Supernus and Purchaser have filed with the SEC have been or will be made available to all investors and security holders of Adamas free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by (i) Supernus under the “Investor Relations” section of Supernus’s website at https://www.supernus.com (ii) and Adamas under the “Investors & Media” section of Adamas’ website at https://www.adamaspharma.com/.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the risk that the proposed acquisition of Adamas by Supernus may not be completed; the possibility that competing offers or acquisition proposals for Adamas will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Adamas common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Supernus’s or the Adamas’ business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions of Adamas’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied or waived; Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and products acquired through the acquisition of Adamas; the Company’s ability to increase its net revenue from its products and products acquired through the acquisition of Adamas; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Contacts

Jack A. Khattar, President and CEO

Tim Dec, Senior Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

Investors:

Peter Vozzo

ICR Westwicke

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com